Exhibit 99.B(d)(9)(iii)

FORM OF

THIRD AMENDMENT TO SUB-ADVISORY AGREEMENT

ING EQUITY TRUST

This Third Amendment, effective as of August 1, 2008, amends the Sub-Advisory Agreement (the “Agreement”) dated the 2nd day of June 2003, as amended, between ING Investments, LLC, an Arizona limited liability company (the “Manager”) and Wellington Management Company, LLP, a Massachusetts limited liability partnership (the “Sub-Adviser”).

W I T N E S S E T H

WHEREAS, the parties desire to amend the Agreement and agree that the amendment will be effective as of August 1, 2008.

NOW, THEREFORE, the parties agree as follows:

1.             Section No. 6 will be deleted and replaced in its entirety with the paragraph below:

For the services provided to each Series, the Manager will pay the Sub-Adviser an annual fee equal to the amount specified for such Series in Schedule A hereto, payable monthly in arrears.  The fee will be appropriately prorated to reflect any portion of a calendar month that this Agreement is not in effect among the parties.  In accordance with the provisions of the Management Agreement, the Manager is solely responsible for the payment of fees to the Sub-Adviser, and the Sub-Adviser agrees to seek payment of its fees solely from the Manager.

2.             Capitalized terms used in this Amendment and not otherwise defined shall have the meanings ascribed to them in the Agreement.

3.             In all other respects, the Agreement is hereby confirmed and remains in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed as of the day and year first above written.

ING INVESTMENTS, LLC

By:
Todd Modic
Senior Vice President

WELLINGTON MANAGEMENT COMPANY, LLP

By:

Name:

Title: